SUPPLY AGREEMENT

      THIS SUPPLY AGREEMENT (the "Agreement") is made effective this 30th day of June, 2005, by and between GALAXY NUTRITIONAL FOODS, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as "Galaxy"), and SCHREIBER FOODS, INC., a Wisconsin corporation (hereinafter referred to as "SFI"). SFI and Galaxy may be referred to individually as a "Party" or collectively as the "Parties".

                                    RECITALS:

      WHEREAS, the Parties have entered into that certain Asset Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), pursuant to which SFI shall acquire from Galaxy certain assets used in connection with the manufacture and sale of imitation cheese and related food products; and

      WHEREAS, Galaxy has agreed to market and promote to its customers the Products (as defined below), and SFI has agreed to manufacture and sell Products to Galaxy and to deliver Products to Galaxy's customers under the terms and conditions set forth in this Agreement; and

      WHEREAS, Galaxy shall deliver purchase orders for Products to SFI, which purchase orders shall include "ship to" information, and SFI shall fill such purchase orders, all under the terms and conditions set forth in this Agreement.

      NOW THEREFORE, in consideration of the above recitals, and the mutual promises, covenants, terms and conditions set forth herein, the Parties agree as follows:

I. DEFINITIONS. Unless expressly provided otherwise, the terms in this Agreement shall have the meanings set forth below:

      A. "Affiliates" of a Person shall mean (i) with respect to an entity, any officer, director, stockholder, partner, member or investor in such entity or of or in any affiliate of such entity; and (ii) with respect to a Person or entity, any Person or entity which directly or indirectly Controls, is Controlled by, or is under common Control with such Person or entity.

      B. "Change of Control" means a sale of such Party's business (whether by sale of a majority of its capital stock, all or substantially all of its assets, merger, or otherwise), excluding, for purposes hereof, the transactions contemplated by the Purchase Agreement.

      C. "Control" (including the terms "Controlled by" and "under common Control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise

      D.    "Effective Date" means September 1, 2005.

*** Indicates material omitted pursuant to a confidential treatment request and filed separately with the Securities and Exchange Commission.

      E.    "Event of Default" shall be as defined in Section VII(B) below.

      F. "Force Majeure" shall mean a (i) fire, (ii) flood, (iii) storm, (iv) strike, lockout, or other labor trouble, excluding, however, any strike, lockout or other labor trouble that is initiated within or limited to the labor force of the affected party, (v) riot, (vi) war, (vii) terrorism, (viii) rebellion, or (ix) act of God.

      G. "Galaxy Inventory" means all of the following owned by Galaxy on the Effective Date and dedicated to alternative cheese products production at the Facility: merchantable and saleable (i) raw materials, (ii) ingredients (e.g., spices and seasonings), and (iii) operating supplies and packaging supplies.

      H. "Intellectual Property" means all rights held by Galaxy in the Products and in its Confidential Information (as defined in Section
            XII) and other intellectual property owned by Galaxy, including, without limitation, patents, copyrights, author's rights, trademarks, tradenames, know-how, trade secrets, recipes, food preparation methods and production techniques, irrespective of whether such rights arise under U.S. or international intellectual property, unfair competition or trade secret laws or otherwise.

      I. "Non-Material Product" means any Product or Products which, individually or in the aggregate, do not represent a material amount of Galaxy's aggregate production as of the date hereof; provided, however, that any Product that is categorized under the Slices or Shreds Product Lines shall not be a Non-Material Product.

      J. "Product" or "Products" refers to and is limited to those items manufactured pursuant to this Agreement and that are more fully described on attached Exhibit A, as modified from time to time by written agreement signed by SFI and Galaxy.

      K. "Product Line" means the grouping of the Products into each of the following classes: (i) Slices; (ii) Shreds; (iii) Block, (iv) Soft Cheese, (v) Grated Parmesan and (vi) Chunk, all as initially reflected on attached Exhibit A.

      L. "Specifications" refers to and includes the Product specifications, quality standards and requirements presently in effect with respect to the Products and as determined mutually by the Parties in writing from time to time.

      M. "Standard Costing Protocol" means, with respect to ingredients, packaging and raw materials, SFI's actual costs from ordinary purchasing activities.

      N.    "Term" shall be as set forth in Section III.

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

II.   SUPPLY OF PRODUCTS.

      A. Existing Products; Transition. Subject to the provisions set forth herein, Galaxy agrees that (i) as of the Effective Date, SFI shall be the sole third-party source of supply of the Products for the Term of this Agreement, (ii) as of November 1, 2005, SFI shall be the sole source of supply of the Products for the Term of this Agreement, and (iii) that Galaxy shall purchase its requirements of Products exclusively from SFI, and SFI hereby agrees to sell to Galaxy, all of its requirements of Products. The Parties agree to meet on a quarterly basis, at a time and place mutually agreeable to both Parties, to forecast the estimated quantities of Products required by Galaxy and its customers by Product Line, for the next two quarters. SFI and Galaxy will agree to a specific timetable to efficiently transition the manufacturing of the Products to SFI's facilities, and will implement such transition so that the manufacturing of the Products is transitioned to SFI's facilities prior to the Effective Date. If, prior to the Effective Date, SFI notifies Galaxy in writing that it is unable to produce any Non-Material Product in accordance with the Specifications or otherwise in compliance with SFI's representations, warranties, guaranties, covenants or other obligations under Section IV hereof, then such Product shall not be a Product under this Agreement.

      B.    Future Products.

            1. Same Product Line. In the event Galaxy develops any item within any of the Product Lines which is not then a Product under this Agreement and Galaxy elects to market such item, such item shall be a Product under this Agreement, unless SFI is unable to manufacture such item with the equipment and technology SFI then has in accordance with Galaxy's specifications with respect thereto. The parties agree to price any such items consistent with the pricing described for Products on Exhibit B.

            2. Different Product Line. In the event Galaxy develops any cheese or cheese alternative item that is not within any of the Product Lines and Galaxy elects to market such item, such item shall be a Product under this Agreement, unless SFI is unable to manufacture such item with the equipment and technology SFI then has in accordance with Galaxy's specifications with respect thereto. The parties agree to price any such items in a manner that is as consistent with the pricing described for Products on Exhibit B as is practicable, provided, however, that if the proposed price exceeds the price at which Galaxy can obtain such item (either on its own or through another private labeling source) by ***, then Galaxy may select such alternative with respect to such item and such item will not be a Product under this Agreement.

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

      C. List of Suppliers. On or prior to the Effective Date, Galaxy shall furnish a list of Galaxy's top ten suppliers and vendors of raw materials, products and services for Galaxy's operations, with a listing of the approximate total amount of purchases made from each during the period from January 1, 2004 through May 31, 2005; provided, however, that Galaxy shall not be required to furnish any such information to SFI to the extent that the same would result in a breach of any confidentiality obligations applicable to such information.

III.  TERM AND PRICE.

      A. Term. The "Term" of this Agreement shall be for a period of five (5) years from the Effective Date of this Agreement (the "Initial Term") plus, at Galaxy's option by written notice to SFI at least 180 days prior to the end of the then current Term (the "Notice Date"), up to two additional consecutive five (5) year terms; provided, however, that (i) if the Closing (as defined in the Purchase Agreement) has occurred and Galaxy does not exercise its option to extend the Term for the first additional five year period, then Galaxy shall pay SFI $1,500,000 at the expiration of the then current Term, and (ii) if the Closing (as defined in the Purchase Agreement) has occurred and Galaxy has exercised its option with respect to the first additional five year period, but does not exercise its right to extend the Term for the second additional five year period, then Galaxy shall pay SFI $750,000 upon the expiration of the then current Term (each such payment, a "Termination Payment").

      B. Price. The price for Products during the Initial Term shall be as determined in accordance with the attached Exhibit B. Prior to the Notice Date, Galaxy and SFI shall, in good faith, consider adjustments to the "conversion" component with respect to each Product Line to reflect any changes in SFI's actual cost of conversion with respect to each Product Line for the next five year Term; provided, however, that the conversion costs with respect to any Product Line shall not be increased or decreased as a result of this Section III.B by more than *** of the conversion costs in effect for the then applicable Term. The Parties shall provide each other with necessary and appropriate information and documentation to provide a basis with which to determine such adjustment. In the event that the Parties are unable to agree to the amount of any such adjustment, then the adjustment amount proposed by SFI in good faith shall apply.

      C.    Special Payments.

            1. If, during the one-year period beginning on the first anniversary of the Effective Date and ending on the second anniversary of the Effective Date, SFI's actual shipments of Products under this Agreement are less than ***, then Galaxy shall pay SFI an amount determined as follows (the "Shortfall Payment"):
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

                  ***;

                  where X represents the number of pounds shipped by SFI during such one-year period. Such Shortfall Payment shall be payable in accordance with Section III.C(2) below.

            2. If Galaxy was obligated to make a Shortfall Payment pursuant to Section III.C(1) above, and during the one-year period beginning on the second anniversary of the Effective Date and ending on the third anniversary of the Effective Date, SFI's actual shipments of Products under this Agreement exceed ***, then SFI shall pay Galaxy an amount determined as follows (the "Catch-up Payment"):

                  ***;

                  where X represents the number of pounds shipped by SFI during such one-year period; provided that the amount of such Catch-up Payment shall not exceed the amount of such Shortfall Payment. Within 30 days of the date that the amount of such Catch-up Payment is determined by the Parties, Galaxy shall pay SFI an amount equal to the Shortfall Payment minus the Catch-up Payment. Notwithstanding anything in this Section III.C to the contrary, Galaxy shall not be required to make any Shortfall Payment if (i) SFI has breached any of its representations, warranties, guaranties or covenants hereunder in any material respect, (ii) at any time during such applicable two-year period SFI's obligations hereunder have been suspended or otherwise reduced pursuant to Section XIII (Force Majeure), or (iii) if the Closing (as defined in the Purchase Agreement) has not occurred.

            3. The amounts of the Shortfall Payment and the Catch-up Payment shall each be reduced by *** if a Change of Control of either Party occurs prior to the date that any amount becomes due and payable pursuant to Section III.C(2).

      D.    Sale of Galaxy Inventory to SFI.

            1. On October 31, 2005, SFI and Galaxy shall mutually conduct a physical inventory of the Galaxy Inventory and shall prepare a schedule setting forth the description of each category of Galaxy Inventory together with the quantity of each such category (the "Galaxy Inventory Count Schedule"). Such physical count shall be conducted and the Galaxy Inventory Count Schedule shall be prepared, pursuant to the procedures and principles set forth in Schedule III.D(1) attached hereto. Galaxy's actual out-of-pocket costs to purchase such Galaxy Inventory (the "Inventory Cost") shall be set forth in the Galaxy Inventory Count Schedule.

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

            2. On November 1, 2005, Galaxy shall ship the Galaxy Inventory to SFI, and SFI shall pay Galaxy the Inventory Cost, by wire transfer in immediately available funds.

            3. At any time prior to November 1, 2005, SFI may request that Galaxy ship any Galaxy Inventory that Galaxy has in inventory and that is no longer being used in production by Galaxy, provided that SFI shall use such Galaxy Inventory only in the manufacture of Products produced by SFI under this Agreement. The purchase price for such Galaxy Inventory shall be equal to Galaxy's actual out-of-pocket costs to purchase such Galaxy Inventory.

            4. If this Agreement is terminated prior to SFI's use of all such Galaxy Inventory, then SFI shall return such excess Galaxy Inventory and Galaxy shall pay SFI the Inventory Cost attributable to such returned Galaxy Inventory.

IV.   QUALITY OF PRODUCTS.

      A. Warranty of Quality. SFI warrants, represents and covenants that, at the time of delivery by SFI to Galaxy or its customers, all Products supplied by SFI to Galaxy or to Galaxy's customers pursuant to this Agreement shall comply with the Specifications and all state and federal laws, rules, and regulations, as applicable to Products. Further, SFI guarantees, as of the time of such delivery to Galaxy or its customers, that the Products will not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act (the "Act").

      B. Rights to Inspect Facilities and Products. Upon reasonable prior notice by Galaxy to SFI, Galaxy shall have the right to inspect, during regular business hours, that portion of any SFI facility that manufactures or stores Products (or inventory related thereto) pursuant to this Agreement. Upon Galaxy's request, SFI shall make available various production samples of the Products for the purpose of permitting Galaxy to confirm that SFI is producing the Products in accordance with the Specifications. Nothing contained herein shall obviate, limit, or otherwise relieve SFI from complying with, its obligations, representations, warranties, covenants and guaranties set forth herein, and all obligations, representations, warranties, covenants and guaranties shall survive any monitoring and inspection by or on behalf of Galaxy. Galaxy will sign the standard confidentiality agreement (in the form attached hereto as Exhibit C) prior to the inspection of any of SFI's facilities pursuant to this Section IV.B.

      C. Product Guarantee and Return Procedure. All Products manufactured or packaged by SFI are guaranteed from the date of packaging until the expiration date on the package to be free from defects. SFI shall give credits pursuant to this Product guarantee upon receipt of notice from Galaxy or Galaxy's customers that such Product did not conform with the guarantee. To the extent that Galaxy receives any returned Product from its customers, Galaxy shall return the same to SFI. Notwithstanding the foregoing, SFI shall not be responsible to replace or reimburse Galaxy for Products to the extent that the unacceptability of such Products resulted from the negligence or misconduct of Galaxy (and/or its customers) in the handling or storage of the Products. All Products returned to SFI, and all Products Galaxy receives credit for, regardless of reasons or credits sought, must be preceded by a communication which includes the Product identification, number of cases or weight involved, reason for the return, anticipated return date and the method of return; provided, however, that neither Galaxy nor its customers shall be obligated to return any Product in order to receive such credit if such Product was destroyed pursuant to any applicable law, rule or regulation. Without prior agreement to the contrary, SFI must approve (which approval will not be unreasonably delayed or withheld) all return Product transport arrangements or the cost of such transportation shall be borne by Galaxy.

      D. Labels and Packaging. All Products shall be packaged by SFI into appropriate packaging containing all label information identifying the Products as Galaxy branded products and ready for resale by Galaxy to its customers, all in accordance with the Specifications. Galaxy may, from time to time, make modifications to the packaging and the corresponding Specifications, provided that (i) Galaxy will pay for any increase in packaging costs as a result thereof and (ii) such modified packaging runs properly on SFI's equipment.

V.    DELIVERY OF PRODUCTS; TITLE & RISK OF LOSS.

      A. Product Order & Delivery. At such time as Galaxy desires Product for any of its customers, Galaxy shall submit a purchase order to SFI by mail, facsimile, or e-mail which sets forth the type and quantity of Products required, the delivery date and the "ship to" information. All Products shall be delivered F.O.B. destination. SFI agrees to ship all orders for Product within ten (10) business days of the effective date of such order. The Parties agree that the effective date for orders of Product shall be one (1) business day following the date SFI receives such purchase order. No purchase order or confirmation with respect thereto shall conflict with or supplement the terms or conditions of this Agreement unless SFI and Galaxy shall have specifically agreed in writing to any condition, term or agreement contained herein.

      B. Title. Title to all Products SFI provides pursuant to this Agreement shall pass to Galaxy (or Galaxy's customer, as the case may be) upon completion of delivery of the Products to the destination designated by Galaxy. Should Galaxy's customer reject tender or revoke its acceptance of any Products, title to such Products shall pass to SFI at such time as the Products are loaded for delivery to SFI, F.O.B. at such customer's facility.

VI. PAYMENT. SFI shall invoice Galaxy for all Products sold and delivered under this Agreement on date of shipment, at the price established in
      Section III, above. For all invoices received on or prior to the first anniversary of the Effective Date, Galaxy shall pay such invoices by electronic funds transfer on or before the twentieth (20th) day after receipt of such invoice. For all invoices received after the first anniversary of the Effective Date, Galaxy shall pay such invoices by electronic funds transfer on or before the fifteenth (15th) day after receipt of such invoice.

VII.  TERM; TERMINATION; EVENT OF DEFAULT.

      A.    Term. This Agreement shall be for the Term.

      B. Event of Default. Either Party may, in addition to other remedies available at law or equity, at any time during the continuation of an Event of Default terminate this Agreement upon written notice to the other if any of the following events occur (the occurrence of which is referred to as an "Event of Default"):

            1. Material Breach. The other Party breaches a material obligation under this Agreement, other than a payment obligation which is the subject of Section VII(B)(3) below, and, if susceptible to cure, such breach continues without cure for a period of fifteen (15) days after written notice thereof; provided, however, if the breach is susceptible to cure but is not one which is capable of being cured within such 15 day period and the breaching Party has substantially commenced to cure the breach within such time and continues to do so diligently and in good faith, then the breaching Party shall be granted an extension for a reasonable period of time, not to exceed 45 days (including the initial fifteen (15) days) in any event.

            2. Cessation of Business. The other Party ceases to conduct business in the normal course, becomes insolvent, enters into suspension of payments, moratorium, reorganization or bankruptcy, makes a general assignment for the benefit of creditors, admits its inability to pay debts as they mature, suffers or permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject (for more than 60 days if not voluntary) to any other judicial or administrative proceeding that relates to its insolvency or to the protection of the rights of its creditors.

            3. Failure to Pay Amounts Due. Galaxy fails to pay any amount due hereunder, which failure is not remedied within fifteen (15) days following receipt by Galaxy of a written demand for payment by SFI unless such payment is being withheld by Galaxy in good faith in connection with a bona fide dispute between SFI and Galaxy relating to a specific shipment(s) of Product, with such withholding to only apply to the specific shipment(s) of Product to which Galaxy has asserted a dispute with reasonable particularity.

      C.    Early Termination.

            1. Galaxy shall use its reasonable efforts to submit to, and obtain the approval of, its stockholders a vote for the purpose of approving the transactions contemplated by the Purchase Agreement at or prior to the next annual meeting of its stockholders. If Galaxy's stockholders fail to approve such transactions at the meeting held for such purpose, then Galaxy may terminate this Agreement by providing written notice thereof to SFI within 30 days of the date of such stockholder meeting, which notice shall state an effective date for such termination that shall not be more than 180 days after the date of such notice.

            2. If Galaxy's stockholders fail to approve the transactions contemplated by the Purchase Agreement at the meeting held for such purpose, and Galaxy and SFI are unable to consummate an Alternative Transaction as contemplated by the Purchase Agreement prior to January 1, 2006, then SFI may terminate this Agreement by providing written notice thereof to Galaxy prior to February 1, 2006, which notice shall state an effective date for such termination which date shall not be less than 180 days after the date of such notice; provided, however, that Galaxy may shorten such period by written notice to SFI.

      D. Survival. The following provisions shall survive any termination or expiration of this Agreement: Section IV, Section VIII, Section X,
            Section XII, Section XIV and Section XXVII.

VIII. INDEMNIFICATION; INSURANCE AND REMEDIES.

      A. Indemnification of Galaxy. SFI agrees to protect, defend, indemnify and hold Galaxy, its customers and Affiliates and their officers, directors, shareholders, agents and employees (all of which shall be included within any reference to Galaxy in this Section VIII) harmless from and against any and all causes of action, suits, losses, liabilities, claims, demands, judgments, penalties, fines, proceedings, costs, expenses (including reasonable attorney's fees and costs as they are incurred), and damages and whether based upon law or equity, contract or tort, or whether judicial or administrative in nature, and whether based upon bodily injury, property damage or otherwise, related to or arising out of or in any manner connected with any breach of guaranty, warranty, representations, duty, covenant or obligation assumed or to be performed by SFI herein, or any claims, actions or suits brought by any person or entity against Galaxy for the recovery of damages for the injury, emotional distress, illness and/or death of any person or damage to property arising out of the purchase, consumption or exposure to Product manufactured by SFI under this Agreement.

            The foregoing shall be collectively referred to as "Claims Indemnified by SFI".

            SFI shall, at its own expense and with counsel reasonably acceptable to Galaxy, defend any Claim Indemnified by SFI that is the subject of this duty of indemnity and SFI shall pay all reasonable attorney's fees, costs and other expenses (including expenses of investigation and witnesses as they are incurred) arising therefrom. Galaxy agrees to provide SFI with prompt notice following receipt of notice of any claim, legal proceeding or other action against Galaxy that is the subject of this indemnification but any failure to do so will not reduce or otherwise affect SFI's indemnification obligations except to the extent SFI is materially prejudiced thereby. In the event Galaxy tenders the defense of a Claim Indemnified by SFI to SFI and SFI agrees in writing that such Claim is a Claim Indemnified by SFI, then SFI shall have sole and exclusive control over the defense and Galaxy agrees to cooperate and/or provide such information or documents as may be necessary to defend the Claim; provided, however, that Galaxy will have the sole and exclusive right, but not the obligation, to control the defense, at SFI's expense, if either (i) SFI fails to timely defend, contest or otherwise protect against any such Claim Indemnified by SFI, or
            (ii) Galaxy's attorneys conclude that the interests of SFI are in conflict with the interests of Galaxy with respect to such Claim Indemnified by SFI. Nothing in this Section shall prevent Galaxy from retaining, at its own expense, separate counsel to participate in the defense of such Claim. SFI agrees that it will not settle, consent to the entry of any judgment, or otherwise compromise any Claim without obtaining the prior written consent of Galaxy, which Galaxy agrees it shall not unreasonably withhold or delay. In no event shall consent be needed from Galaxy for any exclusively monetary settlement not involving the payment of money by Galaxy or any of its Affiliates, provided, however, that such settlement (i) shall not include any admission of wrong doing by or on behalf of Galaxy and (ii) shall contain an unconditional release in favor of Galaxy with respect to such Claim. Galaxy shall not be required to consent to any settlement involving the imposition of equitable remedies on Galaxy or any of its Affiliates or the imposition of any other obligation on it other than financial obligations for which Galaxy will be indemnified hereunder.

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

      B. Indemnification of SFI. Galaxy agrees to protect, defend, indemnify and hold SFI and its Affiliates, officers, directors, shareholders, agents and employees (all of which shall be included within any reference to SFI in this paragraph), harmless from and against any and all causes of action, suits, losses, liabilities, claims, demands, judgments, penalties, fines, proceedings, costs, expenses (including reasonable attorney's fees and costs), and damages and whether based upon law or equity, contract or tort, or whether judicial or administrative in nature, and whether based upon bodily injury, property damage or otherwise, related to or arising out of or in any manner connected with the mishandling of Product or breach of any duty, covenant, representation, warranty or obligation assumed or to be performed by Galaxy under the terms of this Agreement. The foregoing shall be collectively referred to as "Galaxy Indemnified Claims."

            Galaxy shall, at its own expense and with counsel reasonably acceptable to SFI, defend any Galaxy Indemnified Claim that is not subject to indemnification under Section VIII(A) and Galaxy shall pay all reasonable attorneys' fees, costs and other expenses arising therefrom. SFI agrees to provide Galaxy with prompt notice following receipt of notice of any legal proceeding or other action against SFI that is the subject of this indemnification, but any failure to do so will not reduce or otherwise affect Galaxy's indemnification obligations except to the extent Galaxy is materially prejudiced thereby. In the event SFI tenders the defense of a Galaxy Indemnified Claim to Galaxy and Galaxy agrees in writing that such Claim is a Galaxy Indemnified Claim, Galaxy shall have sole and exclusive control over the defense and SFI agrees to cooperate and/or provide such information or documents as may be necessary to defend the Galaxy Indemnified Claim; provided, however, that SFI will have the sole and exclusive right, but not the obligation, to control the defense, at Galaxy's expense, if either (i) Galaxy fails to timely defend, contest or otherwise protect against any such Galaxy Indemnified Claim, or (ii) SFI's attorneys conclude that the interests of Galaxy are in conflict with the interests of SFI with respect to such Galaxy Indemnified Claim. Nothing in this Section shall prevent SFI from retaining, at its own expense, separate counsel to participate in the defense of such Galaxy Indemnified Claim. Galaxy agrees that it will not settle, consent to the entry of any judgment, or otherwise compromise any Galaxy Indemnified Claim without obtaining the prior written consent of SFI, which SFI agrees it shall not unreasonably withhold. In no event shall consent be needed from SFI for any exclusively monetary settlement not involving the payment of money by SFI, provided, however, that such settlement (i) shall not include any admission of wrong doing by or on behalf of SFI and (ii) shall contain an unconditional release in favor of SFI with respect to such Claim. SFI shall not be required to consent to any settlement involving the imposition of equitable remedies on SFI or the imposition of any other obligation on it other than financial obligations for which SFI will be indemnified hereunder.

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

      C. Right to Contribution. Notwithstanding anything in this Agreement to the contrary, SFI (and/or its insurers) shall have the right to pursue a claim for contribution or indemnity against Galaxy to the extent of the proportion of damages found to be attributable to Galaxy's negligence for any Claim Indemnified by SFI following a judicial determination and exhaustion of all appeals. Notwithstanding anything in this Agreement to the contrary, Galaxy (and/or its insurers) shall have the right to pursue a claim for contribution or indemnity against SFI to the extent of the proportion of damages found to be attributable to SFI's negligence for any Galaxy Indemnified Claim following a judicial determination and exhaustion of all appeals.

      D. Insurance. Each Party agrees that it will obtain and maintain in force during the Term and for one (1) year thereafter, with insurers reasonably acceptable to the other Party, comprehensive general liability insurance coverage, providing usual and customary coverages of such insurance and including product liability/completed operations, contractual liabilities and vendors coverage, in coverage amounts of not less than (i) $10,000,000.00 each occurrence and $20,000,000.00 general aggregate in the case of SFI, and (ii) $3,000,000 each occurrence and $5,000,000 general aggregate in the case of Galaxy, in each case subject to any customary deductibles or self-insurance amounts.

      E. Remedies. The remedies of the Parties as set forth in this Agreement are cumulative.

      F. Survival. Notwithstanding anything contained herein to the contrary, the rights and obligations of the parties under this Section VIII shall survive the termination or cancellation of this Agreement for any reason whatsoever.

IX.   COVENANT NOT TO MANUFACTURE PRODUCTS.

      A. Covenant. Galaxy covenants and agrees that during the Term, it will not, whether directly or indirectly, and whether as owner, manager, operator, consultant, contractor or otherwise, manufacture the Products in the United States to or for the benefit of itself or for the benefit of any other person or entity other than SFI.

      B. Remedies. Galaxy recognizes that irreparable injury may result to SFI in the event of a breach by Galaxy of any of the covenants contained in this Section IX and acknowledges that Galaxy's agreement to be bound by the provisions of this Section IX is a significant reason for SFI's decision to enter into this Agreement and the Purchase Agreement. In the event that Galaxy shall engage in any act or behavior in violation of these covenants, Galaxy agrees that SFI shall be entitled, in addition to such other remedies and damages as may be available to it by law or under this Agreement, to preliminary and/or permanent injunctive relief, without the necessity of posting a bond, prohibiting Galaxy from engaging in such act or behavior; provided, however, that if any court of record shall finally adjudicate that the involved restraint, as provided herein, is too broad as to the area or time covered, Galaxy agrees that said area or time may be reduced to whatever extent the court deems reasonable and the restraint may be enforced as to such reduced area or time. The provisions of this paragraph shall survive the termination of this Agreement.

X.    LICENSE; COVENANT NOT TO MANUFACTURE PRODUCTS.

      A. License; Intellectual Property. During the Term, Galaxy grants SFI a non-exclusive, nontransferable, royalty-free license, without right to sub-license, to use Galaxy's Intellectual Property (i) that is necessary for manufacturing, assembling and distributing Products for Galaxy pursuant to this Agreement and (ii) for the sole purpose of manufacturing, assembling and distributing Products for Galaxy pursuant to this Agreement. Galaxy shall retain sole ownership of, and all rights to, all Intellectual Property. SFI covenants to refrain from, and to use commercially reasonable efforts to prevent any disclosure of any part or aspect of said Intellectual Property to any other person in any manner which could impair its secrecy and confidentiality, and the commercial value of said Intellectual Property. Without restricting the generality of the foregoing, SFI shall:

            1. limit any disclosure of said Intellectual Property to only those of its employees and or consultants who have an actual need to know such Intellectual Property in the performance of their duties in connection with this Agreement and who have executed a secrecy agreement that covers such Intellectual Property. SFI shall promptly inform Galaxy of any breach of such secrecy agreement of which it becomes aware.

            2. keep all data and records concerning said Intellectual Property secure against access by unauthorized personnel or third persons.

            3. return to Galaxy all data and records concerning said Intellectual Property in such a manner as to preserve their secrecy upon termination of this Agreement.

      B. Covenant. SFI covenants and agrees that it will not, other than pursuant to the terms of this Agreement, whether directly or indirectly, and whether as owner, manager, operator, consultant, contractor or otherwise, manufacture the Products or use any Intellectual Property for the benefit of itself or for the benefit of any other person or entity.

      C. Remedies. SFI recognizes that irreparable injury will result to Galaxy in the event of a breach by SFI of any of the covenants contained in this Section X and acknowledges that SFI's agreement to be bound by the provisions of this Section X is a significant reason for Galaxy's decision to enter into this Agreement and the Purchase Agreement. In the event that SFI shall engage in any act or behavior in violation of these covenants, SFI agrees that Galaxy shall be entitled, in addition to such other remedies and damages as may be available to it by law or under this Agreement, to preliminary and/or permanent injunctive relief, without the necessity of posting a bond, prohibiting SFI from engaging in such act or behavior. The provisions of this paragraph shall survive the termination of this Agreement.

XI. NOTICES. Notices hereunder shall be in writing signed by the Party serving the same and shall be sent, if mailed, by Registered or Certified U.S. Mail, Return Receipt Requested, postage prepaid; by a nationally recognized overnight courier; by telefax; or by e-mail; and

              If intended for Galaxy, shall be addressed to:

                           Galaxy Nutritional Foods, Inc.
                           2441 Viscount Row
                           Orlando, FL  32809-6217
                           Attention: Michael Broll
                           Phone: (407) 854-0463
                           Telefax: (407) 854-0491
                           e-mail: mebroll@galaxyfoods.com

                           with a copy (which shall not constitute notice)to:

                           Proskauer Rose LLP
                           1585 Broadway
                           New York, New York 10036
                           Attention: Arnold J. Levine, Esquire
                           Telephone: (212) 969-3310
                           Telefax: (212) 969-2900
                           e-mail: alevine@proskauer.com

              If intended for SFI, shall be addressed to:

                           Schreiber Foods, Inc.
                           425 Pine Street
                           P.O. Box 19010
                           Green Bay, Wisconsin 54307-9010
                           Attention:       Ron Dunford
                           Phone:           (920) 455-6249
                           Telefax:         (920) 455-2226
                           e-mail:          Ron.Dunford@schreiberfoods.com

      Or to such other address as either Party may have furnished in a notice to the other from time to time as a place for the service of notice. All such notices, shall, when mailed or sent, respectively, be effective (i) three days after being deposited in the mails, (ii) one business day after being deposited with the express overnight courier service or sent by electronic facsimile transmission (with receipt confirmed), or (iii) upon sender's receipt of a confirmation of receipt from the recipient if sent by e-mail, respectively, addressed as aforesaid.

XII. CONFIDENTIAL INFORMATION. Each Party acknowledges that in conducting its operations, each employs certain trade secrets and other confidential and proprietary information and know-how which are valuable, special, unique, and proprietary assets of their respective businesses, and which each takes reasonable steps to protect from disclosure to third parties (hereinafter "Confidential Information"). Each Party acknowledges that as a result of the relationship between them, certain Confidential Information (including, without limitation, volume, delivery, customer and pricing information under this Agreement), may come into the possession of the other and/or its key employees. Each Party agrees that it will not, except as may in good faith be believed to be required by law or regulation, directly or indirectly make use of or knowingly disclose to any third-parties, including guests or invitees, such Confidential Information without first obtaining the prior written consent of the other or until such Party can establish that the same shall have lawfully become a matter of public knowledge through no fault of the recipient Party; provided, however, that any Intellectual Property that is a trade secret under the Uniform Trade Secrets Act, or is statutorily protected by any act or issuance of the United States Patent and Trademark Office or any state equivalent thereof, shall remain subject to the requirements contained in Section X and this Section XII notwithstanding the fact that the same has become a matter of public knowledge. Notwithstanding the foregoing, each Party may provide such Confidential Information to any third party who has expressed an interest in acquiring such Party's business (whether by sale of all of its capital stock, all or substantially all of its assets, merger, or otherwise), provided, however, that such third party shall have executed a confidentiality agreement in the form attached hereto as Exhibit D. All plant visits made by Galaxy personnel or their representative(s) to an SFI facility will require the signing of the standard SFI confidentiality agreement (in the form attached hereto as Exhibit C) at the time of the visit.

      Each Party agrees that a breach of this covenant on Confidential Information will result in irreparable and continuing damage to the non-breaching Party for which money damages may not provide adequate relief. Each Party therefore agrees that breach of this covenant concerning Confidential Information shall entitle the other to both preliminary and permanent injunctive relief, without the necessity of posting a bond, as well as money damages insofar as they can be determined under the circumstances, together with such other legal and equitable remedies as may be available. This Section concerning Confidential Information shall survive the expiration or termination of this Agreement.

      SFI acknowledges that Galaxy has certain public reporting obligations under the U.S. securities regulations, and that, as a result thereof, a copy of this agreement may need to be publicly filed with the Securities and Exchange Commission. If Galaxy and its counsel determine that this Agreement must be publicly filed with the Securities and Exchange Commission, Galaxy shall request confidential treatment in accordance with the procedures set forth under Rule 24b-2 of the Securities Exchange Act of 1934 under the provisions of 5 USCS ss. 552(b)(4) and corresponding regulation 17 C.F.R. ss. 200.80(b)(4) with respect to Exhibit A and Exhibit B of this Agreement and any other provision (or portion thereof) as SFI may reasonably request.

XIII. FORCE MAJEURE. Excluding any payment obligations herein, if either Party hereto is prevented from complying either totally or in part, with any of the terms or provisions of this Agreement by reason of Force Majeure that is demonstrably beyond its control, then upon written notice to the other Party that based on such cause, the requirements of this Agreement, or such of its provisions as may be affected, to the extent affected, will be suspended and the performance of this Agreement by the Party affected by the Force Majeure may be suspended without causing a breach or default of this Agreement during the period of such disability (without, however, any concomitant extension of the Term); provided, however, that any Party prevented from complying shall make all reasonable good faith efforts to remove such disability as soon as practicable. Failure to make such reasonable good faith efforts shall constitute grounds for the termination of this Agreement by the other Party. Notwithstanding any provision of this Agreement to the contrary, should an event of Force Majeure prevent SFI from supplying Galaxy's requirements of Product, SFI agrees to allocate and supply to Galaxy its then available supply of Product on a basis that is substantially proportional to the volume of Product SFI allocates and supplies to its other retail customers. Such allocation shall be based on the then current volumes of Products purchased by Galaxy and SFI's other retail customers. Should the occurrence of an event of Force Majeure prevent SFI, or be reasonably expected to prevent SFI, from supplying Galaxy with its requirements of Product, Galaxy shall have the right to enter into a purchasing arrangement for such Products (and only such Product as SFI shall not be able to supply Galaxy) during the term of such suspension.

XIV. INTELLECTUAL PROPERTY RIGHTS. Galaxy may not use, without prior written consent of SFI, any patents, trademarks, trade names, trade secrets, copyright materials, trade dress or other similar intellectual property of SFI.

XV. ASSIGNMENT. This Agreement shall not be assignable by either Party except upon the written consent of the other Party, which such consent may be withheld for any reason whatsoever; provided, however, that each Party shall assign this Agreement in connection with a sale of such Party's business (whether by sale of a majority of its capital stock, all or substantially all of its assets, merger, or otherwise), the purchaser must accept the assignment, and the prior written consent of such other Party shall not be required in connection therewith.

XVI. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors and assigns (as such are permitted).

XVII. NON-WAIVER. The failure of Galaxy or SFI to enforce any of the rights given to either of them under this Agreement, shall not be construed as a waiver of the right of Galaxy or SFI to exercise any such rights as to any subsequent violations of such covenants, or as a waiver of any of the rights given to Galaxy or SFI by reason of any of the other covenants of this Agreement.

XVIII. CONSTRUCTION OF AGREEMENT. Words of any gender used in this Agreement shall be held to include any other gender, and word in the singular number shall be held to include the plural, when the sense requires. Wherever used herein the words "Galaxy" or "SFI" shall be deemed to include the heirs, personal representatives, successors, and permitted assignees of such Parties, unless the context excludes such construction. All exhibits attached to this Agreement are a part of and are incorporated into this Agreement. This Agreement has been drafted jointly by the Parties and shall not be construed against either Party.

XIX. INVALIDITY OF PROVISIONS. If any term or provision of this Agreement or the application thereof to any person, entity or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to any person, entity or circumstance other than those to which it is held invalid or unenforceable, shall not be affected thereby.

XX. HEADINGS. It is understood and agreed that the headings are inserted only as a matter of convenience and for reference, and in no way define, limit, or describe the scope or intent of this Agreement, nor in any way affect this Agreement.

XXI. GOVERNING LAW. This Agreement shall be construed in accordance with the substantive laws of the State of Wisconsin, without regard to the application of any conflict of law principles.

XXII. NO RELATIONSHIP. This Agreement shall not constitute or be construed so as to give rise to a partnership or joint venture between the Parties. All operations by either Party under the terms of this Agreement shall be carried on by such Party independently and not as agent of the other. It is intended that Galaxy and SFI shall at all times be independent of each other in all operations and actions under this Agreement.

XXIII. INTEGRATION. This Agreement contains the entire agreement and understanding concerning the subject matter hereof between Galaxy and SFI, and supersedes and replaces any and all prior negotiations, proposed agreements and agreements, written or oral. Except as otherwise provided herein, this Agreement shall not be modified, amended or supplemented, and no provision of this Agreement shall be waived by purchase orders, acknowledgments of purchase orders, invoices or other documents exchanged between the Parties, except by an agreement in writing signed by both Parties.

XXIV. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

XXV. RIGHT OF SET OFF. Neither Party may set off or declare an offset against any payment obligation to the other without the written agreement of the other Party.

XXVI. COUNTERPARTS. This Agreement may be executed in one or more counterparts , each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

XXVII. THIRD PARTY BENEFICIARIES. The warranties, guaranties, covenants, obligations and duties (including, without limitation, indemnification obligations) of SFI hereunder shall be made for the benefit of Galaxy and its customers, and all customers of Galaxy are and shall be intended third party beneficiaries thereof.

                            [Signature page follows]

      IN WITNESS WHEREOF, the Parties hereto have caused this Supply Agreement to be executed by their duly and lawfully authorized officers.

                                    GALAXY NUTRITIONAL FOODS, INC.


                                    By: /s/ David H. Lipka
                                        -----------------------------------
                                        Name: David H. Lipka
                                        Its:  Chairman

                                    SCHREIBER FOODS, INC.

                                    By: /s/ Ron Dunford
                                        ----------------------------------
                                        Name: Ron Dunford
                                        Its: President and COO of
                                        Schreiber Chain Sales

                                    EXHIBIT A

                                    PRODUCTS

ITEM NO.           DESCRIPTION
--------           ---------------

                   IWS SLICES

00077              NERY'S SANDWICH SLICES 48/10 2/3OZ
00110              SUNFLOWER FARMS 48/10 2/3OZ
00111              SUNFLOWER FARMS 12/10 2/3OZ
00117              STARFIRE FARMS 48/10 2/3OZ
00138              NERY'S SANDWICH SLICES 12/8OZ
01922              EEZY BRAND CHEDDAR SLICES 48/10 2/3OZ
13191              LITTLE ANGEL'S SANDWICH SLICE 48/10 2/3OZ
20003              DAYCO SANDWICH SLICE 48/10 2/3OZ
20004              DAYCO WHITE SANDWICH SL 48/10 2/3OZ
34020              SOYA SLICE MOZZ 12/6OZ
34025              SOYA SLICE CHED 12/6OZ
34117              BREW VEG SL MOZZ 12/6OZ
34118              BREW VEG SL CHEDDAR 12/6OZ
34125              BREW VEG SL SWISS 12/6OZ
34140              BREW RICE SLICE MOZZ 12/6OZ
34142              BREW RICE SLICE CHED 12/6OZ
34736              AM CHOICE SAND SL 48/10 2/3oz
40005              FIESTA SANDWICH SLICE 36/16OZ
40006              FIESTA SANDWICH SLICE 48/10 2/3OZ
40212              BLUE ROCK SANDWICH SLICES 48/10 2/3OZ
45005              GAL SANDWICH SL 12/8OZ
45010              GAL SANDWICH SL 48/10 2/3OZ
45017              GAL WHIT SAND SLICE 48/ 10 2/3 OZ
45033              GAL PEP JACK SAND SLICE 48/10 2/3OZ
48000              GAL ORG CHEESE FD 12/8OZ
48002              GAL ORG MOZZ CH FD 12/8OZ
49001              GAL MEXICAN SAND SL 48/10 2/3OZ
56020              SUPER A SAND SL 48/10 2/3OZ
64020              SOYMAGE MOZZ SOYSINGLES 12/6OZ
64025              SOYMAGE Y AM SOYSINGLES 12/6OZ
64117              SOYCO MOZZ VEGGY SNGL 12/6OZ
64118              SOYCO YEL AM VEGGY SINGL 12/6OZ
64121              SOY PEP JACK VEG SINGLE 12/6OZ
64125              SOYCO SWISS VEGGY SNGL 12/6OZ
64129              SOYCO CHED VEGGY SNGL 12/6OZ
64137              SOYCO PROV VEG SINGLES 12/6OZ
64140              SOYCO MOZZ RICE SLICE 12/6OZ
64142              SOYCO YEL AM RICE SLICE 12/6OZ
64154              SOYCO PEP JACK RICE SL 12/6OZ
64155              SOYCO SWISS RICE SLICE 12/6OZ
64156              SOYCO CHED RICE SLICE 12/6OZ

ITEM NO.           DESCRIPTION
--------           ---------------

66000              FARMS CREAMERY SANWICH SL 48/10 2/3OZ
66717              GAL YEL AM VEGGIE SLICE 12/8OZ
66718              GAL PEP JACK VEG SLICE 12/8OZ
66719              GAL PROV VEGGIE SLICE 12/8OZ
66720              GAL MOZZ VEGGIE SLICE 12/8 OZ
66721              GAL SWISS VIEGGIE SLICES 12/8 OZ
66722              GAL CHED VEGGIE SLICE 12/8 OZ
66753              GAL JAL CHED VEGGIE SL 12/8OZ
71125              DEL PORTAL CHED SL 48/10 2/3OZ
71126              DEL PORTAL MOZZ SL 48/10 2/3OZ
80201              DON FRANSISCO SAND SLICE 48/10 2/3OZ
85004              GALAXY SAND SL 12/10 2/3OZ
85010              GAL SANDWICH SL 48/10 2/3OZ-CANADIAN
86717              GAL CAN FL VEG SL 12/10 2/3OZ
86720              GAL MOZZ VEG SL 12/10 2/3OZ-CANADIAN
86722              GAL CHED VEG SL 12/10 2/3OZ-CANADIAN
00195              WILSON AMERICAN 48/10 2/3
00199              WILSON SWISS 48/10 2/3OZ
00703              GMT SUN VALLEY 48/10 2/3
45010-99           GAL SANDWICH SL 48/10 2/3OZ
45017-99           GAL WHIT SAND SLICE 48/ 10 2/3 OZ
49001-99           GAL MEXICAN SAND SL 48/10 2/3OZ
91945-30023        4030 BV SANDWICH SLICE 48/10 2/3OZ
CAN-64117          SOYCO ITALIAN/MOZZ VEGGY SINGLE 12/6OZ
CAN-64118          SOYCO YEL AM VEGGY SINGL 12/6OZ
CAN-64140          SOYCO MOZZ RICE SLICE 12/6OZ
CAN-64142          SOYCO YEL AM RICE SLICE 12/6OZ
ISR-64117          SOYCO MOZZ VEGGY SNGL 12/6OZ
ISR-64120          SOYCO WHITE CHED VEG SNGLS 12/6OZ
ISR-64125          SOYCO SWISS VEGGY SNGL 12/6OZ
ISR-64127          SOYCO GARLIC & HERB 12/6OZ
ISR-64128          SOYCO EDAM SLICES 12/6OZ
ISR-64136          SOYCO FETA VEG SNGL 12/6OZ
ISR-64137          SOYCO PROV VEG SNGL 12/6OZ
ISR-64140          SOYCO MOZZ RICE SLICE 12/6OZ



                   BLOCK
                   -----
24164              GAL SALAD BAR CHED 40#
30062              GALAXY MOZZ SUB 20#
30072              GALAXY IMIT MOZZ 20#
30082              GAL IMIT MOZZ 900404 20#
30102              CHEDDAR IMITATION 20#
30122              SWISS IMITATION 20#
30142              PROVOLONE IMITATION 20#
66272              GALAXY VEGGIE CHED BLOCK 20#

ITEM NO.           DESCRIPTION
--------           ---------------

66452              GAL MOZZ VEG BLOCK
CH2416AA           SALAD BAR CHED
CH2650EE           IMITATION CHED SHRED BLOCK
CH3010EE           IMITATION CHEDDAR BLOCK
CH3011EE           IMITATION CHEDDAR BLOCK
CH3012EE           IMITATION CHEDDAR BLOCK
CH5904EE           CHEDDAR CHEESE PRODUCT BLOCK
CH6627EE           VEGGIE CHED CHUNK BLOCK
CH6635EE           VEGGIE CHEDDAR SHRED BLOCK
CH7901EE           ORGANIC CHED SHRED/CHUNK BLOCK
CH7951EE           ORGANIC CHEDDDAR SHRED/CHUNK BLOCK
CH8707EE           RICE CHEDDAR BLOCK FOR SHREDS
CH8713EE           RICE CHEDDAR CHUNK BLOCK
CH8803EE           VEGAN CHEDDAR CHUNK BLOCK
CP6623EE           VEGGIE CHIPOTLE CHUNK BLOCK
MJ2652EE           IMITATION MONT JACK SHRED BLOCK
MZ2418EE           SALAD BAR MOZZ BLOCK
MZ3007EE           IMITATION MOZZ BLOCK
MZ3008EE           IMITATION MOZZ BLOCK
MZ3009EE           IMITATION MOZZ BLOCK
MZ6625EE           VEGGIE MOZZ CHUNK BLOCK
MZ6634EE           VEGGIE MOZZ SHRED BLOCK
MZ6650EE           GALAXY VEGGIE MOZZ BLK 20# - ISR
MZ7902EE           ORGANIC MOZZ SHRED/CHUNK BLOCK
MZ7952EE           ORGANIC MOZZ SHRED/CHUNK BLOCK
MZ8708EE           RICE MOZZ SHRED BLOCK
MZ8716EE           RICE MOZZ CHUNK BLOCK
MZ8804EE           VEGAN MOZZ CHUNK BLOCK
PJ2654EE           IMITATION PEPPER JACK SHRED BLOCK
PJ6629EE           VEGGIE PEPPER JACK CHUNK BLOCK
PJ6636EE           VEGGIE PEPPER JACK SHRED BLOCK
PM7100EE           IMITATION PARM BLOCK
PM8706EE           VEGGIE PARM BLOCK 20#
PM8723EE           RICE PARM BLOCK
PM9602EE           VEGGIE PARM/MOZZ/ROMANO BLEND BLOCK

                   SOFT CHEESE
                   ---------------
66728              GAL VEGGIE SOUR CREAM 12/8OZ
64017              SOYMAGE SOUR CREAM 12/8OZ
64138              SOYCO RICE SOUR CREAM 12/8OZ
66729              GAL VEGGIE CREAM CHEESE 12/8OZ
66723              GAL VEGGIE BUTTER 12/8OZ
64141              SOYCO RICE BUT SPREAD 12/8OZ
66783              GALAXY VEGGIE QUESO CHEESE SAUCE 12/8OZ
66784              GALAXY VEGGIE GARLIC/HERB DIP 12/8OZ
64139              SOYCO RICE CREAM CHEESE 12/8OZ
64018              SOYMAGE CREAM CHEESE 12/8OZ

ITEM NO.           DESCRIPTION
--------           ---------------

                   PULLMAN SLICES
00701              TWOGETHER SANDWICH SLICE-120S 4/5#
11100              GAL INST SAND SLICE-160S 6/5#
89050              GMT COUNTRY LEGEND 160S 4/5#
89100              BLUE RIBBON SNAD SL 160S 4/5#
90100              GAL GOODVALUE SAND SLICE-160S 4/5#
90200              GAL GOODVALUE WH SAND SL-160S 4/5#
04012              EARLY DAWN WHITE 160S 4/5#
18460              BELCA PAST PROCESS SAND SL-160S 4/5#
05076              SOMMERMAID SAND SLICE-126S 4/5#
05078              SOMMERMAID SAND SLICE-160S 4/5#
04016              EARLY DAWN YELLOW 160S 4/5#
99120              GALAXY PP YELLOW SS 160S 4/5#

                   GRATED PARM
66724              GAL PARM VEGGIE TOPPING 12/8OZ
86724              GAL PARM VEGGIE TOPPING 12/8oz-CANADIAN
64149              SOYCO GRATED RICE PARM 12/4OZ
CAN-64149          SOYCO GRATED RICE PARM 12/4OZ
64123              SOYCO GRATED PARM 12/4OZ
64000              SOYMAGE GRATED PARM 12/4OZ
78005              IMITATION PARMESAN 25#
A45080             SUPREME PARMESAN 12/8OZ

                   SHREDS
00114              STARFIRE FARMS TACO SHRED 12/8OZ
00201              SUNFLOWER FARMS JACK SHRED 12/2#
00203              SUNFLOWER FARMS CO-JACK CHED SHRED 12/2#
20001              DAYCO SHRED MOZZ 24/8OZ
20002              DAYCO SHRED CHED 24/8OZ
24161              GALAXY SALAD BAR 4/5#
26500              GALAXY SHRED CHED 12/2#
26520              GALAXY SHRED GOLD/JACK 12/2#
26540              GALAXY SHRED SOUTH OF THE BORDER 12/2#
30071              GALAXY IMIT MOZZ SHRED 4/5#
30081              GAL IMIT MOZZ SHRED 4/5#
30101              CHEDDAR IMITATION 4/5#
30111              GALAXY IMIT CHED SHRED 4/5#
42408              AMERICAN CHOICE CHED SHRED 6/2#
48020              GAL ORG CHED SHRED 12/6OZ
48022              GAL ORG MOZZ SHRED 12/6OZ

ITEM NO.           DESCRIPTION
--------           ---------------

49000              GAL PIZZA TOPPING 12/8OZ
49004              GAL TACO TOPPING 12/8 OZ
59043              GAL FINE SHRED 6/5#
64244              SOYCO MOZZ RICE SHREDS 12/8OZ
64245              SOYCO CHED RICE SHREDS 12/8OZ
66451              GAL MOZZ VEG SHRED 4/5#
66770              GAL MOZZ VEGGIE SHREDS 12/8OZ
66771              GAL CHED VEGGIE SHREDS 12/8OZ
66772              GAL VEG CHED/PEP JACK SHRED 12/8OZ
66773              GAL VEG PARM/MOZZ/ROM FS 12/6OZ
66774              GAL VEG MJ/CHED SHRED 12/8OZ
80975              AMERICAN CHOICE COLBY JACK SHRED 6/2#
86770              GAL MOZZ VEGGIE SHREDS 12/8OZ-CANADIAN
86771              GAL CHED VEGGIE SHREDS 12/8OZ-CANADIAN
92648              AMERICAN CHOICE MOZZ SHRED 6/2#
96021              GAL VEG PARM/MOZZ/ROM BLEND 4/5#
00280              GMT SUN VALLEY IMITATION CHED. 12/8OZ
00281              GMT SUN VALLEY IMITATION MOZZ. 12/8OZ

                   CHUNKS

48010              GAL ORG CHED CHUNK 12/8OZ
48012              GAL ORG MOZZ CHUNK 12/8OZ
64007              GALAXY VEGAN CHED CHUNK 12/8OZ
64008              GALAXY VEGAN MOZZ CHUNK 12/8OZ
64178              SOYCO RICE CHED CHUNK 12/8OZ
64179              SOYCO RICE MOZZ CHUNK 12/8OZ
66737              GAL CHED VEG CHEF'S AWD CHK 12/8OZ
66754              GAL MOZZ VEG CHEF'S AWD CHK 12/8OZ
66785              GAL PEP JACK VEG CHEF'S AWD CHK 12/8OZ
66786              GALAXY VEGGIE CHIPOTLE CHUNK 12/8OZ
84178              SOYCO RICE CHED CHUNK 12/8OZ-CAN
84179              SOYCO RICE MOZZ CHUNK 12/8OZ-CAN
86737              GAL CHED VEG CHEF'S AWD CHK 12/8OZ-CANADIAN
86754              GAL MOZZ VEG CHEF'S AWD CHK 12/8OZ-CANADIAN

                                    EXHIBIT B

                                      PRICE

--------------------------------------------------------------------------------
Item      Ingredients, Packaging      +   Distribution     +   Conversion
          and Raw Materials
--------------------------------------------------------------------------------
Cost      ***                         +   ***              +   Fixed per Product
                                                               as set forth on
                                                               the Product
                                                               Matrix, and as
                                                               adjusted pursuant
                                                               to Section
                                                               III.B. hereof.
--------------------------------------------------------------------------------

                                 PRODUCT MATRIX

           Product                           Conversion
                                             Per Pound
------------------------------ ----------------------------------------
IWS Slices                                       ***
Pullman 5 lb. Slices                             ***
Block                                            ***
8 oz. Shred Imitation                            ***
8 oz. Shred Veggie                               ***
2 lb. Shreds                                     ***
Soft Cheese(a)                                   ***
Grated Parmesan(a)                               ***
Chunk(a)                                         ***

(a) Conversion pricing for Soft Cheese, Grated Parmesan and Chunk shall be subject to adjustment after six months from the Effective Date, as negotiated in good faith by the parties and, to the extent applicable, in a manner that is as consistent with the pricing described for the other Product Lines as is practicable.

*** Indicates material omitted pursuant to a confidential treatment request and filed separately with the Securities and Exchange Commission.